Exhibit 99.1

        Zhone Technologies Reports First Quarter 2006 Financial Results

     OAKLAND, Calif.--(BUSINESS WIRE)--April 20, 2006--Zhone Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data and video worldwide, today reported its results for the first quarter ended March 31, 2006.
     Revenue for the first quarter of 2006 was $52.7 million compared with $53.2 million for the fourth quarter of 2005 and $27.6 million for the first quarter of 2005. Net loss for the first quarter of 2006, calculated in accordance with generally accepted accounting principles ("GAAP"), was $3.9 million or $0.03 per share compared with a net loss of $107.2 million or $0.73 per share for the fourth quarter of 2005 and a net loss of $5.1 million or $0.05 per share for the first quarter of 2005. First quarter 2006 results included incremental non-cash employee stock-based compensation expense associated with the implementation of SFAS 123R. Fourth quarter 2005 results included a non-cash charge of $102.1 million related to impairment of acquisition related intangibles and goodwill. Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) was $0.2 million for the first quarter of 2006, compared to pro forma EBITDA earnings of $1.1 million for the fourth quarter of 2005 and pro forma EBITDA loss of $1.7 million for the first quarter of 2005.
     During the first quarter of 2006, Zhone shipped 296,000 DSL ports, Zhone's strongest quarter for DSL shipments to date and a good indicator of the growing adoption of our flagship SLMS products. This represents more than a 20% increase in DSL ports over last quarter, which had previously been Zhone's biggest quarter for DSL shipments.
     During the first quarter of 2006, Zhone maintained its broad base of service provider customers with sales into each of its worldwide sales regions and with no single account representing over 10% of revenue. Zhone also won significant new business for its products, including shipments to 19 new customer accounts in both domestic and international sales regions.
     Zhone maintained its long-standing role as the "Number 1" worldwide market share leader in the highly coveted Broadband Loop Carrier (BLC) market for all of 2005 according to industry analyst firm Broadband Trends. BLCs remain the fastest growing segment of the multi-billion dollar broadband market. Zhone was also among the "Top 3" suppliers of DSL equipment in North America for 2005 according to Broadband Trends.
     "We are pleased with the sequential quarterly growth of our SLMS business, which increased by more than 11% over Q4 2005, as well as the strong rebound in our optical product line during the first quarter 2006," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "Shipments of our flagship SLMS and optical products continue to fuel our company's growth while the legacy business experienced normal seasonal trends. We also maintained our focus on expense controls, and as a result, we again achieved profitability on a pro forma EBITDA basis."
     Zhone will hold a conference call today, April 20, 2006, at approximately 5:00 p.m. Eastern Time to review its first quarter results. This call is open to the public by dialing 800.591.6945 for U.S. callers and 617.614.4911 for international callers and entering the passcode 80571987. Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/.
     A replay of the conference call will be available for approximately one week after the original call by dialing 888-286-8010 for U.S. callers and 617-801-6888 for international callers and entering the passcode 15197154. An audio webcast replay will also be available online at www.zhone.com/about/investors/ for approximately one week following the original call.

     Non-GAAP Financial Measures

     To supplement Zhone's consolidated financial statements presented in accordance with GAAP, Zhone uses pro forma EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development, and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

     Forward-looking statements

     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to anticipated growth and trends in Zhone's business or key markets, including growth in the BLC market; future growth from Zhone's SLMS and optical products; and future economic conditions and performance. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of our SLMS and optical products; fluctuations in demand for network access products; how well we execute on our strategy and operating plans; and general economic conditions as well as those specific to the communications, internet and related industries. In addition, please refer to the risk factors contained in Zhone's SEC filings available at www.sec.gov, including without limitation, Zhone's annual report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.

     About Zhone Technologies, Inc.

     Zhone (Nasdaq:ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
     Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) and GranDSLAM(TM) ATM/IP DSLAMs, ReachDSL(TM) Technology, FiberSLAM(TM) Optical Line Terminal, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With over one million subscriber interfaces shipped and deployments at over 600 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.

     Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice. Copyright (C) 2006 Zhone Technologies, Inc. All rights reserved.


                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)


                                            Three Months Ended(a)
                                       -------------------------------
                                         March     December    March
                                          31,         31,       31,
                                         2006        2005      2005
                                       -------------------------------

Net revenue                            $ 52,686  $   53,205  $ 27,563
Cost of revenue                          32,504      31,793    15,567
Stock-based compensation                    321          79        27
                                       -------------------------------
Gross profit                             19,861      21,333    11,969
                                       -------------------------------
Operating expenses:
  Research and product
   development (b)                        8,612       8,074     5,969
  Sales and marketing (b)                 9,590       9,365     6,185
  General and administrative (b)          3,511       3,559     2,045
  Amortization and impairment
   of intangible assets                   1,898     106,830     2,257
                                       -------------------------------
     Total operating expenses            23,611     127,828    16,456
                                       -------------------------------

     Operating loss                      (3,750)   (106,495)   (4,487)
Other expense, net                          (47)       (574)     (606)
                                       -------------------------------
     Loss before income taxes            (3,797)   (107,069)   (5,093)
Income tax provision                        107          82        38
                                       -------------------------------
     Net loss                           ($3,904)  ($107,151)  ($5,131)
                                       ===============================

Basic and diluted net loss per
 share                                   ($0.03)     ($0.73)   ($0.05)
Weighted average shares
 outstanding used to compute
 basic and diluted net loss
 per share                              148,139     147,424    94,100

(a) First quarter 2006 includes incremental employee stock-based compensation expense associated with the implementation of SFAS 123R. 2005 stock-based compensation expense has been reclassified to conform to current year presentation.

(b) Amounts include stock-based compensation cost as follows:
     Research and product
      development                           538          52        59
     Sales and marketing                    444          70        51
     General and administrative             168          19        18
                                       -------------------------------
                                          1,150         141       128

GAAP net loss                           ($3,904)  ($107,151)  ($5,131)
Stock-based compensation                  1,471         220       155

Interest Expense, net                        (1)        227       597
Income Taxes                                107          82        38
Depreciation                                587         554       426
Realized loss on sale of
 securities                                   -         360         -
Amortization and impairment of
 intangible assets                        1,898     106,830     2,257
                                       -------------------------------
Non-GAAP pro forma EBITDA              $    158  $    1,122   ($1,658)
                                       ===============================

Revenue by product line:
     SLMS                                33,155      29,764     9,093
     Legacy and Service                  14,673      18,995    12,732
     Optical Transport                    4,858       4,446     5,738
                                       -------------------------------
                                         52,686      53,205    27,563
                                       -------------------------------



               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)


                                                   March      December
                                                    31,          31,
                                                   2006         2005
                                                   ----         ----

                        Assets
Current assets:
 Cash, cash equivalents and short-term
  investments                                  $   71,452  $   71,140
 Accounts receivable                               37,452      35,392
 Inventories                                       55,879      48,370
 Prepaid expenses and other current assets          4,713       5,811
                                               -----------------------
  Total current assets                            169,496     160,713
                                               -----------------------
Property and equipment, net                        24,023      24,097
Goodwill                                          180,001     180,001
Other acquisition-related intangible assets        12,685      14,638
Restricted cash                                       547         547
Other assets                                           78         109
                                               -----------------------
  Total assets                                 $  386,830  $  380,105
                                               =======================
         Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                              $   26,497  $   17,912
 Line of credit                                    14,500      14,500
 Current portion of long-term debt                    707       1,170
 Accrued and other liabilities                     24,236      24,610
                                               -----------------------
  Total current liabilities                        65,940      58,192
 Long-term debt, less current portion              28,440      28,597
 Other long-term liabilities                        1,535       1,527
                                               -----------------------
  Total liabilities                                95,915      88,316
                                               -----------------------
Stockholders' equity:
 Common stock                                         149         148
 Additional paid-in capital                     1,053,489   1,051,320
 Other stockholders' equity                          (525)     (1,385)
 Accumulated deficit                             (762,198)   (758,294)
                                               -----------------------
  Total stockholders' equity                      290,915     291,789
                                               -----------------------
  Total liabilities and stockholders' equity   $  386,830  $  380,105
                                               =======================


     CONTACT: Zhone Technologies, Inc.
              Investor Relations, 510-777-7013 (Investors)
              Fax: 510-777-7001
              investor-relations@zhone.com
              Jessica Mullens, 510-777-7020 or 510-520-4470 (mobile)
              (Media)
              jmullens@zhone.com